Exhibit 5.1
March 20, 2008
Inhibitex, Inc.
9005 Westside Parkway
Alpharetta, GA 30004
Ladies and Gentlemen:
     We have acted as counsel to Inhibitex, Inc., a Delaware corporation (“Inhibitex”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 8,499,642 shares (the “Shares”) of Inhibitex common stock, par value $.001 per share (the “Common Stock”), which include (i) 2,682,716 shares of Common Stock and (ii) 5,816,926 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of certain warrants (the “Warrants”) to purchase Common Stock issued pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 9, 2007 (the “Merger Agreement”), by and among Inhibitex, FermaVir Pharmaceuticals, Inc. and Frost Acquisition Corp., all of which will be offered and sold by certain selling stockholders (the “Selling Stockholders”).
     We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.
     In making our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the legal capacity of natural persons, and the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, agreements, instruments and other documents we have reviewed. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Inhibitex and others.
     Our opinion is limited to applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and judicial decisions interpreting Delaware

Law. We express no opinion with respect to the laws of any other jurisdiction and no opinion is expressed herein with respect to the qualifications of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
     Based upon the foregoing, it is our opinion that, following effectiveness of the Registration Statement under the Securities Act and, with respect to the Warrant Shares, the issuance of the Shares upon proper exercise of the Warrants, the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.
Very truly yours,
/s/ Dechert LLP
Dechert LLP